Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

KWESST MICRO SYSTEMS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Units, each Common Unit consisting of one Common Share, no par value, and one Warrant to purchase one Common Share(2)(3)	Rule 457(o)			$13,225,000	$0.0001102	$1,457.40
Fees to be Paid	Equity	Common Shares included in the Common Units(3)	Rule 457(g)			(4)	$0.0001102
Fees to be Paid	Equity	Warrants included in the Common Units(3)	Rule 457(g)			(4)	$0.0001102
Fees to be Paid	Equity	Common Shares underlying Warrants included in the Common Units (at an exercise price of 125% of the price of the Common Units)(3)(5)	Rule 457(o)			$16,531,250	$0.0001102	$1,821.74

Fees to be Paid	Equity	Pre-funded Units, each Pre-funded Unit consisting of one Pre-funded Warrant and one Warrant, each to purchase one Common Share(3)	Rule 457(o)		$0.0001102
Fees to be Paid	Equity	Pre-funded Warrants included in the Common Units(3)	Rule 457(g)	(4)	$0.0001102
Fees to be Paid	Equity	Common Shares underlying Pre-funded Warrants included in the Pre-funded Units (at an exercise price of $0.01)(3)	Rule 457(o)		$0.0001102
Fees to be Paid	Equity	Warrants included in the Pre-funded Units(3)	Rule 457(g)	(4)	$0.0001102
Fees to be Paid	Equity	Common Shares underlying Warrants included in the Pre-funded Units (at an exercise price of 125% of the price of the Units)(3)	Rule 457(o)		$0.0001102
Fees to be Paid	Equity	Warrants to be issued to the underwriter	Rule 457(g)	(4)	$0.0001102
Fees to be Paid	Equity	Common Shares underlying Warrants issued to the underwriter(3)(5)	Rule 457(o)	$826,563	$0.0001102	$91.09

Fee Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$30,582,813		$3,370.23
	Total Fees Previously Paid							$2,835.02
	Total Fee Offsets							$0
	Net Fee Due							$535.21

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933. Assumes no sale of any Pre-funded Units in lieu of Common Units.

(2) Includes Common Shares and Warrants that may be purchased by the underwriter pursuant to its option to purchase additional Common Shares and Warrants to cover over-allotments. Assumes no sale of any Pre-funded Units in lieu of Common Units.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4) No registration fee required pursuant to Rule 457(g).

(5) The warrants are exercisable at a price per common share equal to 125% of the Common Unit offering price.

(6) We have agreed to issue to ThinkEquity LLC, Underwriter Warrants that are immediately exercisable at an exercise price equal to 125% of the price per Common Unit issued in the offering, representing up to 5.0% of the Common Shares included in the Common Units issued in the offering. Resales of the Underwriter Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, are registered hereby. Resales of Common shares issuable upon exercise of the Underwriter Warrants are also being similarly registered on a delayed or continuous basis hereby. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $826,653, which is equal to 125% of $661,250 (5.0% of $13,225,000). See Underwriting.